Exhibit 23.01

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PETERSON SULLIVAN PLLC
601 UNION STREET SUITE 2300 SEATTLE WA 98101 (206) 382-7777 FAX 382-7700
CERTIFIED PUBLIC ACCOUNTANTS




                          INDEPENDENT AUDITORS' CONSENT



We hereby consent to the inclusion in this amendment no. 4 to the registration statement on Form SB-2/A (No. 333-106839) of Essential Innovations Technology Corp. of our report dated January 9, 2004, on our audit of the consolidated balance sheet of Essential Innovations Technology Corp. as of October 31, 2003, and the related consolidated statements of operations, stockholders' deficit and comprehensive loss, and cash flows for the year then ended and for the period from February 9, 2001 (date of inception) to October 31, 2003. We also consent to the references to our firm under the caption "Experts."


/s/ Peterson Sullivan PLLC


March 18, 2004
Seattle, Washington